Exhibit 23.1

April 17, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington  DC  20549

Re: Lodge Bay Oil & Gas Corp. - Form SB-2 Registration Statement (Ammended)

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement (amended), dated April 17, 2006, of the following:

  Our Report to the Stockholders and Board of Directors of Lodge Bay Oil & Gas Corp. dated November 29, 2005 on the financial statements of the Company for the period from inception on November 22, 2004 to October 31, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

Dale Matherson Carr-Hilton Labonte

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada